As filed with the Securities and Exchange Commission on July 15, 2020

Registration No. 333‑_________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S‑8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

GREEN PLAINS INC.
(Exact name of registrant as specified in its charter)

Iowa	84-1652107
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1811 Aksarben Drive, Omaha, Nebraska 68106	(402) 884-8700
(Address of principal executive offices, including zip code)	(Registrant’s telephone number, including area code)

2019 Equity Incentive Plan
 (Full title of the plan)

Todd A. Becker
President and Chief Executive Officer
Green Plains Inc.
1811 Aksarben Drive
Omaha, Nebraska 68106
(402) 884-8700
(Name, address and telephone number of agent for service)

Copy to:
Rebecca Taylor, Esq.
Husch Blackwell LLP
736 Georgia Avenue, Suite 300
Chattanooga, TN 37402
(423) 266-5500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See definition of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐.	Accelerated filer ☒
Non-accelerated filer ☐.	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $.001 per share	1,600,000	$11.47	$18,352,000	$2,382.09

(1)
This registration statement shall also be deemed to register any additional shares of common stock that may be issued pursuant to any anti-dilution provisions of the plan as the result of any stock split, stock dividend or similar transaction.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act of 1933. The maximum offering price per share is based on the average of the high and low prices of the Company’s Common Stock as listed on the Nasdaq Global Market on July 14, 2020.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

ITEM 1.	Plan Information.*

ITEM 2.	Registrant Information and Employee Plan Annual Information. *

*
The documents containing the information specified in “Item 1. Plan Information” and “Item 2.  Registrant Information and Employee Plan Annual Information” of Form S-8 will be sent or given to participants in the Green Plains Inc. 2019 Equity Incentive Plan, as specified by Rule 428(b)(1) under the Securities Act.  Such documents are not required to be, and are not, filed with the Securities and Exchange Commission either as part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 under the Securities Act.  These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

I-1

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.	Incorporation of Documents by Reference.

The following documents filed or to be filed (other than portions of those documents furnished or otherwise not deemed filed) by the Registrant with the Securities and Exchange Commission (the “Commission”) are incorporated into this Registration Statement by reference, as of their respective dates:

(1)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed on February 20, 2020 (File No. 001-32924);

(2)	The Registrant’s Quarterly Report on Form 10-Q filed with the Commission on May 6, 2020 (File No. 001-32924);

(3)	The Registrant’s Current Report on Form 8-K filed with the Commission on May 6, 2020 and June 4, 2020 (File No. 001-32924); and

(4)
The description of the Registrant’s common stock set forth in the Registrant’s registration statement on Form 8-A filed pursuant to Section 12 of the Exchange Act on December 16, 2005, including any amendment or report filed with the Commission for the purpose of updating this description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities then remaining unsold shall be deregistered, shall be deemed to be incorporated by reference in the Registration Statement and to be a part thereof from the date of the filing of such documents.

For purposes of this Registration Statement and the related prospectus, any statement contained in a document incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded to the extent that a statement contained herein or in a subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or replaces such statement. Any statement so modified shall not be deemed in its unmodified form to constitute part of this Registration Statement or the related prospectus.

ITEM 4.	Description of Securities.

Not applicable.

ITEM 5.	Interests of Named Experts and Counsel.

Not applicable.

ITEM 6.	Indemnification of Directors and Officers.

The Iowa Business Corporation Act permits us to indemnify our directors, officers, employees and agents, subject to limitations imposed by the Iowa Business Corporation Act. Our Second Amended and Restated Bylaws require us to indemnify directors and officers to the full extent permitted by the Iowa Business Corporation Act.

Under Iowa law, a corporation may indemnify its directors and officers where: (A)(i) the individual acted in good faith; (ii) the individual reasonably believed that (a) in the case of conduct in the individual’s official capacity, that the individual’s conduct was in the best interests of the corporation or (b) in all other cases, that the individual’s conduct was at least not opposed to the best interests of the corporation; and (iii) in the case of any criminal proceeding, the individual had no reasonable cause to believe the individual’s conduct was unlawful, or (B) the individual engaged in conduct for which broader indemnification has been made permissible or obligatory under a provision of the articles of incorporation.

We carry insurance policies insuring our directors and officers against certain liabilities that they may incur in their capacity as directors and officers.

We have entered into indemnification agreements with each of our officers and directors. Pursuant to the indemnification agreements, we are required to, among other things, indemnify each indemnitee against all expenses (including, attorneys’ fees, disbursements and retainers, accounting and witness fees and other disbursements and expenses) incurred in connection with certain proceedings that relate to the indemnitee’s service as an officer or director of the company. Further, we are required to indemnify for expenses incurred by the indemnitee in defense of a proceeding to the extent the indemnitee has been successful on the merits or otherwise. Finally, if the indemnitee is involved in certain proceedings as a result of the indemnitee’s serving as our officer or director, we are required to advance all expenses incurred by or on behalf of the indemnitee in connection with such proceeding, without regard to the indemnitee’s ability to repay the expenses and without regard to the indemnitee’s ultimate entitlement to indemnification under the other provisions of the indemnification agreement; provided, however, that to the extent required by Iowa law, the indemnitee shall repay all the expenses paid to the indemnitee if it is finally determined that the indemnitee is not entitled to be indemnified.

The indemnification agreements contain certain exceptions to our obligation to indemnify. Among these exceptions, we are not obligated to make any indemnity in connection with any claim made against the indemnitee: (i) for which payment has actually been made to or on behalf of the indemnitee under any insurance policy or other indemnity provision, except with respect to any excess beyond the amount paid under any insurance policy or other indemnity provisions, (ii) for an accounting of profits made from the purchase and sale (or sale and purchase) by the indemnitee of securities of the company within the meaning of Section 16(b) of the Exchange Act, or similar provisions of state statutory law or common law; (iii) for which indemnitee settles a claim without our consent; (iv) for which such indemnitee is finally adjudged to have gained any person profit or advantage to which he or she was not legally entitled; or (v) for which indemnitee’s conduct is finally adjudged to have been willful misconduct, knowingly fraudulent, deliberately dishonest or in violation of indemnitee’s duty of loyalty to us.

The indemnification agreements also require us to obtain and maintain a policy or policies of insurance with a reputable insurance company providing the indemnitee with coverage for losses from wrongful acts and an indemnitee who is an officer or director shall be named as an insured.

All agreements and obligations of the company contained in the indemnification agreements shall continue during the period when the officer or director who is a party to an indemnification agreement is an officer or director of the company (or is serving at the request of the company as a director, officer, employee or other agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise) and shall continue thereafter so long as such director shall be subject to any possible claim or threatened, pending or completed action, suit or proceeding, whether civil, criminal, arbitrational, administrative or investigative. In addition, the indemnification agreements provide for partial indemnification and advance of expenses.

We have been advised that, in the opinion of the SEC, indemnification for certain liabilities is against public policy as expressed in the Exchange Act and is, therefore, unenforceable.

ITEM 7.	Exemption from Registration Claimed.

Not applicable.

ITEM 8.	Exhibits.

The exhibits are listed in the Exhibit Index of this Registration Statement, which Exhibit Index is incorporated by reference herein.

ITEM 9.	Undertakings.

A.     The Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the information required to be included in the post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.     that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Omaha, State of Nebraska on July 15, 2020.

GREEN PLAINS INC.

By:	/s/ Todd A. Becker
Todd A. Becker
President and Chief Executive Officer
(Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below in so signing also makes, constitutes and appoints Todd A. Becker and G. Patrich Simpkins Jr. as true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities to execute and cause to be filed with the Securities and Exchange Commission any and all amendments (including pre-effective and post-effective amendments) to this Registration Statement, with exhibits thereto and other documents in connection therewith, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully as to all intents and purposes as he might or could do in person, and hereby ratifies and confirms said attorneys-in-fact and agents or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date

/s/ Todd A. Becker	President and Chief Executive Officer	July 15, 2020
Todd A. Becker	(Principal Executive Officer) and Director

/s/ G. Patrich Simpkins Jr.	Chief Financial Officer (Principal Financial	July 15, 2020
G. Patrich Simpkins Jr.	Officer)

/s/ Wayne B. Hoovestol	Chairman of the Board	July 15, 2020
Wayne B. Hoovestol

/s/ Alain Treuer	Vice Chairman of the Board	July 15, 2020
Alain Treuer

/s/ Jim Anderson	Director	July 15, 2020
Jim Anderson

/s/ James F. Crowley	Director	July 15, 2020
James F. Crowley

/s/ S. Eugene Edwards	Director	July 15, 2020
S. Eugene Edwards

/s/ Gordon F. Glade	Director	July 15, 2020
Gordon F. Glade

/s/ Thomas L. Manuel	Director	July 15, 2020
Thomas L. Manuel

/s/ Ejnar A. Knudsen III	Director	July 15, 2020
Ejnar A. Knudsen III

/s/ Brian D. Peterson	Director	July 15, 2020
Brian D. Peterson

EXHIBIT INDEX

Exhibit Number	Description

4.1(a)	Second Amended and Restated Articles of Incorporation of the Company (Incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K filed October 15, 2008)

4.1(b)	Articles of Amendment to Second Amended and Restated Articles of Incorporation of the Company (Incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K filed May 9, 2011)

4.1(c)
Second Articles of Amendment to Second Amended and Restated Articles of Incorporation of Green Plains Renewable Energy, Inc. (Incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K filed May 16, 2014)

4.2	Second Amended and Restated Bylaws of the Company dated August 14, 2012 (Incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K filed August 15, 2012)

5.1*	Legal Opinion of Husch Blackwell LLP

23.1*	Consent of Husch Blackwell LLP (included in Exhibit 5.1 of this Registration Statement)

23.2*	Consent of KPMG LLP

24.1*	Powers of Attorney (included in signature page of this Registration Statement)

99.1*	Green Plains Inc. 2019 Equity Incentive Plan

99.2*	Amendment to Green Plains Inc. 2019 Equity Incentive Plan

*          Filed herewith.